Exhibit 99.1 July 21, 2005
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Amin I. Khalifa Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
2005 SECOND QUARTER FINANCIAL RESULTS

        LAKE FOREST, CA… July 21, 2005… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter ended June 30, 2005. Revenues were $374.9 million in the second quarter of 2005, a 4.3% increase over revenues of $359.6 million for the second quarter in 2004. Net income for the second quarter of 2005 was $22.8 million or $.46 per share (diluted), compared to $29.1 million or $.57 per share for the same period last year.

        The comparison of revenues between the second quarters of 2005 and 2004 was impacted by the Medicare reimbursement reductions that went into effect January 1, 2005 and the Company’s decision not to renew its contract with Gentiva CareCentrix, Inc., the effect of which began during the first half of 2004. Further, the second quarter of 2005 represents the first period affected by the Medicare reimbursement reductions for oxygen that had been delayed by the Centers for Medicare and Medicaid Services. Excluding the effects of these issues, revenue growth was 7.6%. The Medicare reductions and the contract exit also negatively impacted net income.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) was $76.0 million for the second quarter of 2005 compared to $89.0 million for the second quarter of 2004. EBITDA is presented as a supplemental performance measure and is not meant to be considered as an alternative to net income or cash flows from operating activities or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the bottom of the condensed consolidated statements of income included in this release.

        Sales, distribution and administrative expenses were 56.1% of net revenues in the second quarter of 2005, compared to 54.1% for the second quarter last year. The increase in the percentage is primarily attributable to the lower revenue base resulting from the Medicare reimbursement reductions. Excluding the effect of the reductions, expenses would have been 54.9% of net revenues. The remaining increase is due to higher fuel prices and health benefit expense increases.

        “We are pleased with our second quarter results,” said Lawrence M. Higby, Apria’s Chief Executive Officer. “We increased pretax earnings over the first quarter despite the fact that the Medicare reimbursement reduction for oxygen went into effect at the beginning of the second quarter. An improved gross margin and lower bad debt expense due to rebounding cash collections helped offset the effect of the reimbursement cuts.”

        During the second quarter, Apria closed seven acquisitions for total consideration of $67.3 million. The most notable of these was the acquisition of the U.S. homecare operations of Air Liquide Healthcare America Corporation (d/b/a VitalAire), a business with a high respiratory mix and 18 locations located predominantly in the Northern half of Florida.

        Days sales outstanding (DSO) were 56 days at June 30, 2005, up from 53 days reported at the same date last year, but down from 57 days at March 31, 2005.

2005 Outlook

        Reflecting the Medicare reimbursement reductions and related product pricing changes, revenue growth for the year is estimated to be in the 5% to 6% range. Earnings per share for 2005 are estimated in the $1.90 to $1.95 range.

Qui Tam Litigation Update

        As previously reported, since mid-1998 Apria has been the subject of an investigation conducted by the U.S. Attorney’s office in Los Angeles and the U.S. Department of Health and Human Services, concerning a possible liability that may result from incomplete or inaccurate documentation supporting a portion of the Company’s Medicare billings during the period from mid-1995 through 1998. Also as previously reported, Apria and government representatives are having discussions seeking to narrow their differences with respect to information developed in the course of the investigation. The outcome of these discussions cannot be predicted.

        To date, management has been unable to estimate the amount or range of liability that may result from these proceedings and, therefore, has not recorded any related accruals. Depending upon the progress of its discussions with the government prior to the filing of Apria’s quarterly report on Form 10-Q with the Securities and Exchange Commission in August, the Company may be in a position at that time to estimate at least the lower boundary of the range of such potential liability. In that event an appropriate accrual will be reflected in the results for the quarter ended June 30, 2005. Any such accrual, if made, could result in a material change in the results of operations from the amounts reported in this press release.

Potential Transaction

        As reported in a press release dated June 7, 2005, Apria announced that its Board of Directors has commenced a process in which interested parties are able to evaluate and then indicate their interest in a potential acquisition of the Company. After such an evaluation, if one or more parties express interest in proceeding with an acquisition at an attractive price level, the Board of Directors will consider the possibility of entering into such a transaction, but no assurance can be given that any transaction will be entered into or consummated. If a decision to proceed with an acquisition is agreed to, it is estimated that the transaction would be concluded around year-end.

        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through 500 branches serving patients in 50 states. With $1.5 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(dollars in thousands)	2005	2004

ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$13,028	$39,399
Accounts receivable, net of allowance for doubtful accounts	234,864	219,365
Inventories, net	38,964	40,295
Other current assets	47,039	49,252

TOTAL CURRENT ASSETS	333,895	348,311

PATIENT SERVICE EQUIPMENT, NET	235,383	224,801
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	48,968	51,012
OTHER ASSETS, NET	569,505	483,540

TOTAL ASSETS	$1,187,751	$1,107,664

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$158,629	$173,434
Current portion of long-term debt	2,510	4,901

TOTAL CURRENT LIABILITIES	161,139	178,335

LONG-TERM DEBT, net of current portion	501,600	475,957
OTHER NON-CURRENT LIABILITIES	48,522	47,187

TOTAL LIABILITIES	711,261	701,479
STOCKHOLDERS’ EQUITY	476,490	406,185

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	1,187,751	1,107,664

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(dollars in thousands, except per share data)	2005	2004	2005	2004

Respiratory therapy	$255,913	$246,691	$513,401	$489,077
Infusion therapy	64,562	60,424	126,265	119,112
Home medical equipment/other	54,456	52,447	107,128	102,254

NET REVENUES	374,931	359,562	746,794	710,443

GROSS PROFIT	266,044	260,642	528,669	512,602

Provision for doubtful accounts	12,582	12,811	27,250	26,280
Selling, distribution and administrative expenses	210,364	194,537	415,933	381,877
Amortization of intangible assets	1,509	1,509	3,129	2,785

OPERATING INCOME	41,589	51,785	82,357	101,660
Interest expense, net	4,865	4,954	9,632	9,909

INCOME BEFORE TAXES	36,724	46,831	72,725	91,751
Income tax expense	13,916	17,772	24,747	34,845

NET INCOME	$22,808	$29,059	$47,978	$56,906

Income per common share - assuming dilution	$0.46	$0.57	$0.96	$1.12

Weighted average number of common shares outstanding	50,082	50,675	49,933	50,758

Reconciliation - EBITDA:
Reported net income	$22,808	$29,059	$47,978	$56,906
Add back: Interest expense, net	4,865	4,954	9,632	9,909
Add back: Income tax expense	13,916	17,772	24,747	34,845
Add back: Depreciation	32,940	35,728	66,271	70,476
Add back: Amortization of intangible assets	1,509	1,509	3,129	2,785

EBITDA	$76,038	$89,022	$151,757	$174,921

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,

(dollars in thousands)	2005	2004

OPERATING ACTIVITIES
Net income	$47,978	$56,906
Items included in net income not requiring cash:
Provision for doubtful accounts	27,250	26,280
Depreciation and amortization	69,400	73,261
Deferred income taxes and other	(3,759)	13,537
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(43,100)	(32,186)

NET CASH PROVIDED BY OPERATING ACTIVITIES	97,769	137,798
INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(63,299)	(77,801)
Proceeds from disposition of assets	183	79
Cash paid for acquisitions, including payments of deferred consideration	(96,229)	(100,052)

NET CASH USED IN INVESTING ACTIVITIES	(159,345)	(177,774)
FINANCING ACTIVITIES
Net payments on debt	21,512	(16,767)
Capitalized debt issuance costs	(15)	(37)
Outstanding checks included in accounts payable	(3,308)	(4,353)
Issuances of common stock, net	17,016	11,619
Repurchases of common stock, net	-	(53,033)

NET CASH USED IN FINANCING ACTIVITIES	35,205	(62,571)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(26,371)	(102,547)
Cash and cash equivalents at beginning of period	39,399	160,553

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,028	$58,006

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